EXHIBIT 10.2

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 27, 2012 (this “Agreement”) is entered into by and among HUSKIES ACQUISITION LLC (“Purchaser”), W. R. BERKLEY CORPORATION, a Delaware corporation (“Berkley”), ADMIRAL INSURANCE COMPANY, a Delaware corporation (“Admiral”), BERKLEY INSURANCE COMPANY, a Delaware corporation (“Berkley Insurance”), BERKLEY REGIONAL INSURANCE COMPANY, a Delaware corporation (“Berkley Regional”), and NAUTILUS INSURANCE COMPANY, an Arizona corporation (“Nautilus,” and together with Berkley, Admiral, Berkley Insurance and Berkley Regional, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, concurrently herewith, Purchaser and Capital Trust, Inc., a Maryland corporation (“CT”), are entering into a Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Purchaser will, among other things, acquire (i) the investment management business of CT and its subsidiaries, (ii) certain limited partner interests held by subsidiaries of CT in funds managed by CT and its subsidiaries and (iii) newly-issued shares of class A common stock, par value $0.01 per share (the “Common Stock”), of CT (collectively, the “Acquisition”);

WHEREAS, the Stockholders beneficially own the 3,843,413 shares of Common Stock set forth on Schedule I hereto (the “Owned Shares”, and together with any shares of Common Stock acquired by any of the Stockholders after the date hereof, whether upon exercise of options or warrants, conversion of convertible securities or otherwise, are collectively referred to herein as the “Covered Shares”);

WHEREAS, in order to induce Purchaser to enter into the Purchase Agreement and proceed with the Acquisition, Purchaser and the Stockholders are entering into this Agreement; and

WHEREAS, each of the Stockholders acknowledges that Purchaser is entering into the Purchase Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Purchase Agreement if the Stockholders did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and each of the Stockholders hereby agree as follows:

1. Agreement to Vote. Until the termination of this Agreement, each of the Stockholders agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of CT (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the stockholders of CT is sought (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) all Covered Shares in favor of the Contemplated Transactions, including each of the items that are the subject of the CT Stockholder Approval and (iii) vote (or cause to be voted) all Covered Shares against any Acquisition Proposal and any other action that could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Acquisition or any of the Contemplated Transactions or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of CT under the Purchase Agreement. Except as set forth in this Section 1, the Stockholders shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of CT. In addition, nothing in this Agreement shall limit the right of any Stockholder to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Each of the Stockholders hereby covenants and agrees that if (a) has not entered into, and shall not enter into, any voting agreement or voting trust, with respect to the Covered Shares (except for the Securities Purchase Agreement, dated as of May 11, 2004, by and among CT, Berkley and certain shareholders of CT), and (b) has not granted, and shall not grant, a proxy or power of attorney with respect to the Covered Shares that is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Closing, (b) the termination of the Purchase Agreement in accordance with its terms, (c) written notice of termination of this Agreement by Purchaser to the Stockholders, (d) the Outside Date, (e) any amendment or modification to the Purchase Agreement or any other Transaction Document (as defined therein), including the Management Agreement to be entered into at the Closing by and between CT and an Affiliate of Purchaser, that could reasonably be expected to be adverse to CT in any material respect, including, but not limited to, any amendment that (i) has the effect of decreasing the Purchase Price paid to CT relative to the CT Investment Management Interests and New CT Shares acquired by Purchaser or (ii) has the effect of decreasing the amount of Purchaser’s assumed liabilities pursuant to Section 2.1(g) of the Purchase Agreement and (f) a Change in CT Board Recommendation; provided, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholders as follows:

(a) Corporate Status. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and Purchaser has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Power and Authority. Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws and principals affecting creditors’ rights generally and by general principles of equity.

(c) No Conflicts; Required Filings. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Purchaser for the execution and delivery of this Agreement by the Purchaser and the consummation by Purchaser of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with any of the provisions hereof shall (1) conflict with or violate the limited liability company agreement of Purchaser, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Purchaser pursuant to, any Contract to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, or (3) violate any Law or Order applicable to Purchaser or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Purchaser to perform its obligations hereunder.

5. Representations and Warranties of the Stockholders. The Stockholders hereby jointly and severally represent and warrant to Purchaser as follows:

(a) Ownership of Securities. Each of the Stockholders is the only beneficial owner and, except as otherwise noted on Schedule I hereto, the only record holder of the Owned Shares set forth opposite its name on Schedule I hereto, in each case free and clear of Encumbrances. Each of the Stockholders has voting power and power of disposition with respect to all of the Owned Shares set forth opposite its name on Schedule I hereto, with no restrictions, subject to applicable federal securities laws on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, none of the Stockholders own beneficially or of record any equity securities of CT other than the Owned Shares set forth on Schedule I. No Stockholder has appointed or granted any proxy which is still in effect with respect to the Covered Shares. There are no agreements or arrangements of any kind, contingent or otherwise, obligating any Stockholder to transfer or cause to be transferred any Covered Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Covered Shares.

(b) Existence, Power; Binding Agreement. Each of the Stockholders is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Stockholders and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws and principals affecting creditors’ rights generally and by general principles of equity.

(c) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of any of the Stockholders for the execution and delivery of this Agreement by any of the Stockholders and the consummation by any of the Stockholders of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by the Stockholders nor the consummation by the Stockholders of the transactions contemplated hereby or compliance by the Stockholders with any of the provisions hereof shall (1) conflict with or violate any provision of the certificate of formation or operating agreement (or similar organizational documents) of any Stockholder, (2) to the knowledge of the Stockholders, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of any of the Stockholders pursuant to, any Contract to which any of the Stockholders is a party or by which any of the Stockholders or any property or asset of any of the Stockholders is bound or affected, or (3) violate any Law or Order applicable to any of the Stockholders or any of its or his properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of any of the Stockholders to perform its obligations hereunder.

6. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each of the Stockholders hereby jointly and severally covenants and agrees as follows:

(a) No Solicitation. Each of the Stockholders agrees that, until the termination of this Agreement, it shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly through another Person: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal; or (iii) furnish any non-public information regarding CT or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal or otherwise knowingly facilitate any Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal.

(b) Restriction on Transfer, Non-Interference. Until the termination of this Agreement, each of the Stockholders hereby agrees not to (i) sell, transfer, pledge, encumber,

assign or otherwise dispose of (a “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to a Transfer of any of the Covered Shares or (ii) knowingly take any action that would make any representation or warranty of any of the Stockholders contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling any of the Stockholders from performing his or its obligations under this Agreement in any material respect. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prevent or impede any Stockholder from making a Transfer of any of the Covered Shares to one or more of its subsidiaries, parent or affiliated corporations; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

(c) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(d) Certain Notifications. Each of the Stockholders agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four (24) hours) notify Purchaser of the number of any new shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

7. Miscellaneous.

(a) Expenses. The documented costs and expenses of the Stockholders, up to a maximum of $45,000.00, incurred in connection with the transactions contemplated by this Agreement shall be paid by Purchaser.

(b) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Purchaser shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein; provided that the foregoing shall not be deemed to limit the Stockholders’ obligations hereunder.

(c) Capacity. The Stockholders are entering into this Agreement solely in their capacity as the record holders or beneficial owners of the Covered Shares and nothing herein shall limit or affect any actions taken by the Stockholders or any of their affiliates or associates in any other capacity.

(d) Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(e) Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Purchaser contained herein shall not survive the termination of this Agreement.

(f) Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

If to Purchaser, to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attention:	Chief Legal Officer and
Randall Rothschild
Facsimile:	646-253-8983
646-253-8405

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attention:	Brian Stadler
Patrick Naughton
Facsimile:	212-455-2502

if to a Stockholder:

c/o W. R. Berkley Corporation
475 Steamboat Road
Greenwich, CT 06830
Attention:	Ira S. Lederman
Facsimile:	203-629-3000

with copies to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attention:	Jeffrey S. Hochman
Mark A. Cognetti
Facsimile:	212-728-9968

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement, or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Entire Agreement; No Third Party Beneficiaries. This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement of the parties and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any other Person any right, benefit or remedy hereunder.

(i) Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of each of the other parties and any such purported assignment shall be void ab initio, except that Purchaser shall have the right to assign this Agreement, in whole or in part, and any rights and/or obligations hereunder to any of its affiliates without the prior written consent of any Stockholder; provided, however, that no such assignment by Purchaser to any of its affiliates shall relieve Purchaser of its obligations under this Agreement.

(j) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(k) Jurisdiction; Jury Trial. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of New York in the State of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 6(f) shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or the courts of the United States of America located in the City and County of New York in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(l) Equitable Remedies. The parties agree that the breach of the provisions of this Agreement would not be adequately compensated by money damages. It is accordingly agreed that prior to termination of this Agreement pursuant to Section 2, a party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of any such provision of this Agreement, and in either case no bond or security shall be required in connection therewith.

(m) Construction. The headings of the Sections in this Agreement are provided for convenience only, are not part of the agreement of the parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement was negotiated by the Parties with the benefit of legal representation. To the fullest extent permitted by applicable Law, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

(n) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic PDF submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HUSKIES ACQUISITION LLC

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS

W. R. BERKLEY CORPORATION

By:	/s/ William R. Berkley
Name:	William R. Berkley
Title:	Chairman of the Board and Chief Executive Officer

ADMIRAL INSURANCE COMPANY

By:	/s/ Thomas G. Grilli, Jr.
Name:	Thomas G. Grilli, Jr.
Title:	Chief Financial Officer and Treasurer

BERKLEY INSURANCE COMPANY

By:	/s/ Eugene G. Ballard
Name:	Eugene G. Ballard
Title:	Senior Vice President

BERKLEY REGIONAL INSURANCE COMPANY

By:	/s/ Eugene G. Ballard
Name:	Eugene G. Ballard
Title:	Senior Vice President

NAUTILUS INSURANCE COMPANY

By:	/s/ Miklos F. Kallo
Name:	Miklos F. Kallo
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Voting Agreement]

Schedule I

Stockholder	Owned Shares

W. R. Berkley Corporation	3,843,413	*

Admiral Insurance Company	520,000

Berkley Insurance Company	1,463,900

Berkley Regional Insurance Company	1,039,700

Nautilus Insurance Company	819,813

*	Represents beneficial ownership of Common Stock held by Admiral Insurance Company, Berkley Insurance Company, Berkley Regional Insurance Company and Nautilus Insurance Company.